Exhibit 10.38

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is entered into and effective as of the 1st day of April, 2013, by and between (i) National Tobacco Company, L.P., a Delaware limited partnership (“NTC”), and (ii) JJA Distributors, LLC, a Virginia Limited Liability Company (“Supplier”).

Recitals:

A.          NTC wishes to purchase for sale and distribution in the United States certain tobacco products manufactured outside of the United States, including cigarillos, cigar wraps, and other products.

B.          NTC expects imported tobacco products to meet certain quality standards.

C.          NTC wishes to consolidate and streamline the importation of tobacco products to create cost and transportation efficiencies when commercially feasible.

D.          Supplier has expertise in sourcing and arranging for the importation of such products and desires to import and sell such products to NTC.

E.          Supplier desires to satisfy NTC’s specifications and to provide assurances to NTC regarding the quality of tobacco products that it imports.

Agreement:

Now, Therefore, the parties hereby agree as follows:

1. Products. Supplier shall acquire, import and supply NTC with certain tobacco products (the “Products”), as more particularly described on Appendix A attached hereto, procured from a manufacturer that Supplier has sourced and NTC has approved (“Manufacturer”). NTC and Supplier agree that the Products shall comply with the specifications for the Products and the packaging thereof (the “Product Specifications”), each as more particularly described on Appendix A, which the Parties agree to update and amend as required.

2. Purchase Orders. NTC shall, from time to time, issue to Supplier purchase orders for the Products (each a “Purchase Order”), which shall set forth (i) the quantities of the ordered Products by SKU; (ii) the distribution center designated as the ship to destination; and, (iii) the required date of delivery for the Products. NTC shall provide Supplier with each Purchase Order at least 18 weeks prior to the delivery date specified therein.

3. Purchase and Supply Obligations of the Parties; Performance Deposit.

3.1. NTC shall purchase and Supplier shall supply Products pursuant to NTC’s Purchase Orders and any terms and conditions set forth therein and in this Agreement. Every Purchase Order issued by NTC to Supplier shall be governed solely by such terms and conditions. Any and all terms and conditions proposed by Supplier that are different from or in addition to the terms and conditions of this Agreement are unacceptable to NTC, expressly rejected by NTC and shall not become part of this Agreement or any Purchase Order, unless expressly agreed to in writing and signed by both parties.

JJA Initial:	AKA	NTC Initials	JD

3.2. As a demonstration of its good faith and for the sole purpose of guarantying its performance under this agreement, NTC shall pay to JJA an initial deposit of three hundred thousand dollars ($300,000), which sum JJA shall deposit and hold in a separate account. The Parties agree to review and in good faith to renegotiate the amount of this performance payment (“Performance Deposit”) on no less than a biannual basis. NTC shall maintain a Performance Deposit of not less than one-half of its average monthly order and not greater than its average monthly order. Only upon NTC’s failure to meet its financial obligations under this agreement may JJA access the Performance Deposit, and upon termination of this agreement JJA shall return to NTC the balance of the Performance Deposit, but only after NTC fully satisfies all of its financial obligations under this Agreement.

4. Purchase Price. NTC shall pay Supplier for the Products at the prices set out in Appendix B (“Purchase Price”).

4.1. The Purchase Price shall be inclusive of

4.1.1 Finished goods product costs;

4.1.2	All taxes (including, but not limited to, federal excise tax (“FET”), Tobacco Buyout assessments, fees (including import fees), and duties levied by government entities (including, but not limited to, Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the U.S. Department of Agriculture, the U.S. Food & Drug Administration) imposed on or computed by reference to the Products (collectively, “Government Levies”); and,

4.1.3 All freight and shipping costs associated with bringing the Products into the United States.

4.2. The Purchase Price shall not include charges for the actual freight and shipping costs associated with transporting the Products from within the United States to the distribution center designated by NTC in each Purchase Order (“Inland Freight”).

4.3. Unless negotiated and agreed in writing, the Purchase Price for each Product shall not exceed the amounts stated in Appendix B.

4.4. Supplier warrants that the Purchase Price of the Products is currently and will remain at least as favorable as that paid by other purchasers of similar products of like construction and composition.

4.5. Certain components of the Purchase Price are based, by necessity, on estimated costs; accordingly, the Parties agree to review and in good faith to renegotiate the Purchase Price on no less than a biannual basis.

NTC-JJA Supply Agreement (v. 032213)	2

JJA Initial:	AKA	NTC Initials	JD

5. Invoicing. Supplier shall submit a written invoice (“Invoice”) to NTC for each Purchase Order and for Inland Freight, as described below.

5.1. Supplier shall submit an Invoice for Products ordered by NTC promptly upon notice of clearance by U.S. Customs.

5.2. Supplier shall separately submit an Invoice to NTC each month for the actual cost of Inland Freight for the prior month.

6. Payment. NTC’s payment on an invoice will be due and made upon being provided evidence of clearance of the Products by U.S. Customs, providing the Products conform with NTC’s requirements, including, but not limited to the requirements set forth in the Purchase Order and Product Specifications.

7. Supplier Obligations. Supplier shall supply NTC with the Products pursuant only to an agreement between Supplier and a manufacturer approved in writing and in advance by NTC. The Products shall at all times strictly adhere to the Product Specifications. Supplier agrees to assure compliance of the Product with such Product Specifications and to ship to NTC only compliant Products. Supplier agrees to promptly certify same to NTC by issuing a certification of conformance and by providing any supporting documentation in a form and as requested by NTC from time to time. Supplier agrees that any Products not in conformance with Supplier’s obligations under this Agreement may not be transferred or assigned, whether by operation of law or otherwise, without the prior written approval of NTC. Supplier may not sell the Products, conforming or otherwise, to any party other than NTC without NTC’s prior written approval, which may be withheld for any reason.

8. Government Taxes, Duties and Fees on the Products.

8.1.  Supplier Obligations for Government Levies. Supplier is the importer of record for the Products and is solely responsible for the payment of all Government Levies thereon.

8.2.  Refunds of Government Levies. Whenever NTC determines that Supplier has overpaid a Government Levy, as determined by NTC in its sole discretion, Supplier shall promptly, upon NTC’s request, take steps to secure refunds of payments of Government Levies on such Products. Upon receipt of a refund of a Government Levy, Supplier shall pay over the amount of same to NTC within five (5) days.

8.3.  Refunds of FET on Destroyed Products. Whenever Products are returned to NTC by its customers and when NTC notifies Supplier of returned Products, Supplier shall complete the applicable TTB returned goods claim form in order to recoup the FET paid on the returned Products. Supplier shall, at NTC’s sole discretion, either apply a credit for each such FET payment recouped on the Supplier’s immediately succeeding invoice to NTC, or reimburse NTC for all such FET recouped within thirty (30) days. Supplier will also be responsible for obtaining the permission of TTB or other applicable governmental agency to destroy any of the Products, and shall provide to NTC copies of all documents certifying such destruction. Supplier may request the assistance, which assistance may not be unreasonably withheld, of NTC or its agents in the destruction of products located at NTC distribution centers.

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JJA Initial:	AKA	NTC Initials	JD

9. Indemnification. Supplier shall indemnify, defend against and hold harmless NTC and its directors, officers, agents, partners, employees, affiliates, and their personal representatives, and their respective successors and assigns (collectively, “NTC Indemnified Parties”), from, and shall pay to the respective NTC Indemnified Parties the amount of any and all liability, claims, suits, including any claims or suits by governmental or regulatory authorities, losses, costs and legal fees, including without limitation attorneys’ fees (collectively, “Losses”), directly or indirectly arising out of or resulting from personal injury or property damage arising out of (a) the breach by Supplier of its obligations under this Agreement, (b) allegations of Supplier’s negligent or intentional conduct or (c) the design or manufacture of the Products. Supplier’s duty of indemnity under the Agreement shall be limited as follows: (1) Supplier shall enforce any and all indemnifications provided to it by the Manufacturer, provided that NTC shall be solely responsible for the expense of any litigation regarding that indemnification; and (2) Supplier shall, in turn, indemnify NTC to the extent of its indemnification by the Manufacturer.

10. Retention of Title; Risk of Loss. Title to the Products transfers in the United States from Supplier to NTC, immediately subsequent to the withdrawal of such Products from the Customs territory of the United States. Supplier shall retain risk of loss until the Products have arrived at the distribution center designated by NTC in each Purchase Order as the ship to destination.

11. Intellectual Property. Supplier acknowledges and agrees that a third party owns all right, title and interest in and to the trademarks, associated designs, packaging design, trade dress and any and all other proprietary material associated with the Products, and that it has been granted a limited license to utilize the same in order to fulfill its obligations under this Agreement.

12. Term. Unless terminated sooner pursuant to Section 13, this Agreement shall have an initial term of three (3) years (“Initial Period”) and shall be automatically renewed for annual periods thereafter (“Renewal Period”), unless either party provides the other party with written notice of termination, with or without cause, at least one hundred eighty (180) days before the end of the Initial Period or the Renewal Period. The Initial Period and any Renewal Period are collectively referred to herein as the “Term.”

13. Termination. Either party may immediately terminate this Agreement for material breach hereof that remains uncured following 30 days written notice of such breach. In the event of termination by either party, NTC shall purchase from Supplier (at the prices in effect at termination) Supplier’s finished goods inventory of the Products if said Products have been produced at NTC’s request by issuing a Purchase Order for any such inventory (a “Termination Purchase Order”). Notwithstanding any such termination, Supplier agrees to fulfill its obligations hereunder with respect to any Termination Purchase Order and any other outstanding Purchase Order pursuant to the terms of such order and this Agreement,

14. Compliance with Regulations; Cooperation. The Parties recognize that the manufacture, marketing and sale of consumer products in general, and tobacco products in particular, are highly regulated, and agree that they shall abide by those laws and regulations. The Parties shall cooperate with each other as necessary to (1) comply with such laws, regulations, agreements and restrictions and (2) ensure proper application of relevant laws and regulations by government entities.

NTC-JJA Supply Agreement (v. 032213)	4

JJA Initial:	AKA	NTC Initials	JD

15. Confidential and Proprietary Information. Supplier agrees that information concerning NTC’s or its affiliates’ business (including, without limitation, information regarding blends, formulas, customer and client contacts, financial information, the Product Specifications (including but not limited to blends and formulas), business plans and operations, and employee or personnel information) that is not in the public domain is confidential and proprietary information of NTC and its affiliates (collectively, “Confidential Information”) and shall not be disclosed, published, used and/or divulged to any other person (other than by Supplier employees who need to know such information for the reasonable performance of their obligations), unless specifically authorized in writing by NTC. In the event that Supplier is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, Supplier will notify NTC so that NTC may seek a protective order or other appropriate remedy or, in NTC’s sole discretion, waive compliance with Supplier’s confidentiality obligations under this Agreement with respect to such information. In the event that no such protective order or other remedy is obtained, or that NTC makes such waiver, Supplier will furnish only that portion of Confidential Information that Supplier is advised by its counsel is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information. The obligations of this section shall survive the expiration or termination of this Agreement be binding for an additional period of two years alter the expiration or termination hereof.

16. General Terms.

16.1. Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party. Nothing in this Agreement is intended to create or will be alleged or construed as creating between the parties the relationship of joint venturers, co-partners, employer and employee or principal and agent.

16.2. Force Majeure. The obligations of the parties hereto shall be excused during such time as and to the extent that performance is prevented by any natural disasters, terrorism, riots, embargoes, fire, military action, flood, labor strikes or work stoppages, acts of God, and any ruling, ordinance, law or regulation of any governmental body having or asserting jurisdiction over either party hereto, including governmental actions concerning content or specifications (each, a “force majeure”). Upon the occurrence of any of the foregoing that affect a party’s performance hereunder, such party shall provide written notice thereof to the other party, and such performance shall be extended by the time period of such force majeure.

16.3. Governing Law & Dispute Resolution. This Agreement shall be governed by the laws of the Commonwealth of Kentucky without regard to the conflicts of laws principles of such Commonwealth. In the event of any breach, dispute, claim, or disagreement arising from or relating to this Agreement, the Parties have agreed to use their best efforts to settle the dispute, claim or disagreement; they will consult and negotiate with one another in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If the Parties are unable to reach a mutually agreeable resolution within sixty (60) days, then, with notice by either Party to the other, the dispute, claim or disagreement will be finally settled by arbitration in Louisville, Kentucky, and administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules.

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JJA Initial:	AKA	NTC Initials	JD

16.4. Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing, expressly stating that the writing is a “waiver” or “consent”, and signed by the other party claimed to have waived or consented. No previous waiver shall be construed to be a waiver of any right or obligation unless expressly so stated in writing.

16.5. Severability; Survival. Any invalidity of provisions of this Agreement shall not affect the validity of any other of its provisions. The provisions of any other term or provision that by its nature survives the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and continue to be binding.

16.6. Entire Agreement. This document and its Appendices represents the full and complete agreement of Supplier and NTC and neither party is relying on any other representation, agreement or understanding not stated in this Agreement, and all such other representations, agreements or understandings, if any, are superseded by this agreement.

16.7. Notices. All notices, demands, requests or other communications given under this Agreement must be in writing and delivered by personal delivery, certified mail, return receipt requested, or national recognized overnight courier service to the address for each party set forth below, or such other address as provided by notice hereunder. If to NTC, National Tobacco Company, L.P., 5201 Interchange Way, Louisville, Kentucky 40229, attention James Dobbins/Law Department. If to Supplier, JJA Distributors, LLC, 10226 Doncastle Court, Mechanicsville, Virginia 23116, attention Kevin Altman.

16.8. Counterparts. This Agreement may be executed in counterparts, each of which, if both executed, will be an original, and which together will constitute one and the same instrument.

In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

National Tobacco Company, L.P.		JJA Distributors, LLC

By:	/s/ James Dobbins	By:	/s/ A. Kevin Altman

Name:	James Dobbins	Name:	A. Kevin Altman

Title:	SrVP, General Counsel & Secretary	Title:	Owner / Sole members

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APPENDIX A

PRODUCTS & SPECIFICATIONS

NTC-JJA Supply Agreement – Appendix A (v. 032213)

APPENDIX B

PRODUCT PRICES (US Dollars)

Cigarillos Products
1-pack	83.52
2-pack	102.92
3-pack	135.15

Cigar Wrap Products
Standard	329.84
X-Wide & XXL	349.86

Slo-Burn Cigar Products
1-pack	228.35

NTC-JJA Supply Agreement – Appendix B (v. 032213)